Exhibit 99.1

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2008 FINANCIAL RESULTS AND PROVIDES OUTLOOK FOR 2009

~ Fourth Quarter EPS of $0.24 ~

~ Full Year 2008 EPS of $0.82 ~

~ Full Year 2009 Revenue Expected to Increase 7% to 10% ~

~ Full Year 2009 EPS Expected to be $0.76 to 0.86 Per Share ~

TOANO, Va., March 11, 2009 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter Results

Net sales increased $11.0 million, or 10.4%, to $116.5 million in the fourth quarter of 2008 from $105.5 million in the fourth quarter of 2007. Comparable store net sales decreased 4.6% for the fourth quarter of 2008, as compared to an increase of 8.6% for the prior year period. The increase in non-comparable store net sales was $15.9 million. The Company opened seven new stores in the fourth quarter, ending the year with 34 new store openings in 2008 and achieving its full year plan within the long-term strategy of opening 30 to 40 per annum.

Gross margin increased to 34.2% in the fourth quarter of 2008 compared to 33.9% in the same period of 2007. The increase primarily resulted from a shift in sales mix to premium products within certain product lines as well as strong sales of moldings and accessories.

Selling, general and administrative (SG&A) expenses were $28.8 million, or 24.7% of net sales, for the fourth quarter of 2008 compared to $30.8 million, or 29.2% of net sales, for the fourth quarter of 2007. SG&A expenses in the fourth quarter of 2008 included a benefit of $3.0 million resulting from a reversal of a stock-based compensation expense related to the Variable Plan, which had been accrued in the fourth quarter of 2007. SG&A expenses in the fourth quarter of 2007 also included $1.2 million of stock-based compensation expense related to the acceleration in the vesting of certain stock options and the recognition of certain stock units in connection with the Company’s IPO. Excluding the stock-based compensation expense, SG&A expenses were 26.6% of net sales in the fourth quarter of 2008 compared to 27.3% of net sales in the prior year period. This improvement in SG&A expenses as a percentage of net sales primarily reflects lower professional fees, the Company’s ability to leverage advertising expenses and a shift in timing of certain advertising programs.

Net income was $6.5 million, or $0.24 per diluted share, in the fourth quarter of 2008, which includes the benefit of $0.07 per diluted share related to the aforementioned reversal of the stock-based compensation expense accrual. This compares to net income of $3.0 million, or $0.12 per diluted share, in the fourth quarter of the prior year. The Company’s effective tax rate for the fourth quarter of 2008 was 42.3% compared with 39.5% for the fourth quarter of 2007. This increase was primarily due to the increases in certain state income taxes and adjustments to certain full year estimates.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We are pleased with our fourth quarter and full year results which were in line with our expectations. Our performance was driven by solid contributions from our new stores as well as by demand for our strong value proposition which resonated with more price conscious consumers. Further, we continued to benefit from the improvements we made to our infrastructure in the past year. As a result, we were successful in expanding our operating margin despite significantly weaker consumer spending in the fourth quarter. Overall, we ended the year in a solid position from which to continue to grow and expand our market share in 2009.”

Full Year Results

Net sales increased $76.9 million, or 19.0%, to $482.2 million in 2008 from $405.3 million in 2007. Comparable store net sales increased 1.6% for the full year on top of an increase of 8.6% for the prior year. Non-comparable store net sales increased $70.4 million, and represented 91.6% of the total increase in the Company’s net sales. The Company operated 150 stores in 44 states at December 31, 2008.

Gross margin increased to 34.8% in 2008 compared to 33.3% in the prior year. The expansion in gross margin primarily reflects the continued increase in sales of higher-margin, premium products as well as a retroactive rebate of a portion of the tariff on certain bamboo products. In addition, gross margin benefited from the continuing implementation of merchandising, store operations and logistics initiatives designed to enhance operational efficiency.

SG&A expenses in 2008 were $130.7 million, or 27.1% of net sales, compared to SG&A expenses in 2007 of $116.3 million, or 28.7% of net sales. SG&A expenses in 2008 included the aforementioned benefit of $3.0 million recorded in the fourth quarter, while SG&A expenses in 2007 included $3.2 million of stock-based compensation expense related to the Variable Plan, and $1.2 million related to the acceleration in the vesting of certain stock options and recognition of certain stock units. Excluding all stock-based compensation expense, SG&A expenses were 27.1% of net sales in 2008 compared to 27.2% of net sales in 2007. This improvement in SG&A expenses as a percentage of net sales primarily reflects the Company’s ability to leverage advertising expenses, partially offset by increases in professional fees relating to operating as a public company for a full year and certain wages, salaries and benefits associated with the Company’s infrastructure investment.

Net income in 2008 was $22.1 million, or $0.82 per diluted share, which includes the aforementioned benefit of $0.07 per diluted share recorded in the fourth quarter, partially offset by a $0.03 per diluted share increase in tax expense primarily related to the non-deductible portion of the Variable Plan’s cumulative compensation cost. This compares to $11.3 million, or $0.48 per diluted share, in 2007. The Company’s effective tax rate for the 2008 year was 41.4% compared with 38.8% for 2007. The higher effective tax rate was due primarily to the aforementioned impact of the non-deductible portion of the Variable Plan’s cumulative compensation cost. Excluding this impact from the Variable Plan, the effective tax rate for 2008 was 39.7% compared to 38.8% in 2007, due primarily to increases in certain state income taxes.

Company Outlook

The Company plans to open approximately 30 to 36 stores in 2009. To date in 2009, the Company has opened eight stores.

Based upon store opening plans and in consideration of consumer spending trends which are expected to remain generally weak throughout 2009, the Company anticipates achieving net sales in 2009 in the range of $515 million to $530 million. Comparable store net sales for the full year are expected to decrease in the low- to mid-single digit range. The Company anticipates earnings per diluted share in 2009 will range from $0.76 to $0.86.

Mr. Griffiths concluded, “As we look forward in 2009, we plan to continue to leverage our proven store model as we open new stores and expand our share in the highly-fragmented hardwood flooring market. We are uniquely positioned, even in this difficult environment, to gain rapid returns on our investment in new stores, which require only minimal upfront capital expenditures. In addition, we remain confident that customers will continue to appreciate our exceptional value proposition which provides a great balance of high quality products at low prices. Moreover, we expect to benefit from additional operational efficiencies and achieve continued operating margin expansion throughout the year. We are pleased that we have been able maintain our stable capital structure and debt-free balance sheet which provide us with added flexibility to execute our growth strategy in 2009.”

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, March 11, 2009, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 852-6580 or (719) 325-4780. A replay will be available approximately one hour after the call through March 25, 2009 and may be accessed by dialing (888) 203-1112 or (719) 457-0820. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 155 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	FD
Daniel Terrell	Leigh Parrish/Caren Villarreal
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators, Inc.

Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net Sales	$116,530	$105,510	$482,179	$405,307
Cost of Sales	76,646	69,789	314,501	270,193

Gross Profit	39,884	35,721	167,678	135,114

Selling, General and Administrative Expenses	28,838	30,817	130,693	116,308

Operating Income	11,046	4,904	36,985	18,806

Interest Expense	—	114	27	722
Other (Income) Expense	(215)	(246)	(834)	(413)

Income Before Income Taxes	11,261	5,036	37,792	18,497

Provision for Income Taxes	4,763	1,987	15,643	7,171

Net Income	$6,498	$3,049	$22,149	$11,326

Net Income per Common Share—Basic	$0.24	$0.14	$0.83	$0.68

Net Income per Common Share—Diluted	$0.24	$0.12	$0.82	$0.48

Weighted Average Common Shares Outstanding:
Basic	26,792,205	21,586,396	26,772,288	16,646,674
Diluted	26,988,560	25,250,600	27,090,593	23,634,995

Lumber Liquidators, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$35,139	$33,168
Merchandise Inventories	88,731	72,024
Prepaid Expenses	5,033	4,011
Other Current Assets	3,731	3,862

Total Current Assets	132,634	113,065
Property and Equipment, net	13,780	11,580
Deferred Income Taxes	2,317	1,220
Other Assets	3,674	2,559

Total Assets	$152,405	$128,424

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$15,373	$15,654
Customer Deposits and Store Credits	10,418	9,609
Accrued Compensation	2,857	3,157
Sales and Income Tax Liabilities	3,296	2,063
Other Current Liabilities	4,445	4,707

Total Current Liabilities	36,389	35,190

Deferred Rent	1,619	1,046

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 26,796,891 and 26,752,118 outstanding, respectively)	27	27
Additional Capital	87,613	87,553
Retained Earnings	26,757	4,608

Total Stockholders’ Equity	114,397	92,188

Total Liabilities and Stockholders’ Equity	$152,405	$128,424

Lumber Liquidators, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$22,149	$11,326
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	4,350	3,627
Stock-Based Compensation Expense	9	6,211
Deferred Income Taxes	486	377
Excess Tax Benefits on Stock Option Exercises	(40)	—
Accretion of Redeemable Preferred Stock	—	43
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(16,707)	(20,266)
Accounts Payable	(281)	(642)
Customer Deposits and Store Credits	809	2,805
Prepaid Expenses and Other Current Assets	(1,476)	1,264
Other Assets and Liabilities	62	3,767

Net Cash Provided by Operating Activities	9,361	8,512

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(6,560)	(5,977)
Purchase of Intangible Asset	(800)	—

Net Cash Used in Investing Activities	(7,360)	(5,977)

Cash Flows from Financing Activities:
Proceeds from Exercise of Stock Options	203	—
Excess Tax Benefits on Stock Option Exercises	40	—
Payments of Long-Term Debt and Capital Lease Obligations	(121)	(15,908)
Common Stock Purchased Pursuant to Equity Compensation Plans	(152)	—
Proceeds from Revolving Line	—	6,426
Net Proceeds from Sale of Common Stock	—	36,150

Net Cash (Used in) Provided by Financing Activities	(30)	26,668

Net Increase in Cash and Cash Equivalents	1,971	29,203
Cash and Cash Equivalents, Beginning of Period	33,168	3,965

Cash and Cash Equivalents, End of Period	$35,139	$33,168